Exhibit 99.28(h)(3)

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, is entered into as of February 28, 2025 (the “Agreement”), by and among JNL Series Trust (“Acquiring Trust”), on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each, an “Acquiring Fund”), and Investment Managers Series Trust III (“Acquired Trust”), on behalf of itself and its separate series listed on Schedule A, as amended from time to time, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (the “Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule, and an Acquired Fund, Distributor, or Broker may, from time to time, knowingly sell shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule;  and

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant (as defined under Rule 6c-11 under the 1940 Act) acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind. For the avoidance of doubt, the parties acknowledge and agree that this paragraph (i) shall not apply to sales of Acquired Fund shares in secondary market transactions.

(ii) Timing/advance notice of redemptions. Only upon the request of the Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing, and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which an investment in the Acquired Fund is made, if any.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with their investments in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund to comply with the Rule.

2.	Representations of the Acquired Funds.

(a) In connection with any investments by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), each Acquired Fund agrees to:

(i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquired Fund;

(ii) comply with its obligations under this Agreement; and

(iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b) Each Acquired Fund agrees that any information regarding planned purchases or sales of shares of an Acquired Fund provided by an Acquiring Fund pursuant to Section 1(a) of this Agreement will be used solely for the purposes of this Agreement and compliance with the Rule.

3.	Representations of the Acquiring Funds.

In connection with any investments by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), each Acquiring Fund agrees to:

(a) Comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquiring Fund;

(b) Comply with its obligations under this Agreement; and

(c) Promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule with respect to its investments in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.	Indemnification

(a) Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Funds and the Acquired Trust, including any of their principals, directors or trustees, officers, employees or agents (each an “Acquired Trust Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (collectively, “Claims”) asserted against the Acquired Funds and/or the Acquired Trust, including any Acquired Trust Agent, to the extent any such Claims result from (i) a violation or alleged violation by an Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Acquiring Trust (each an “Acquiring Trust Agent”) of any provision of this Agreement, or (ii) a violation or alleged violation by an Acquiring Fund or an Acquiring Trust Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(b) Each Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Funds and the Acquiring Trust, including any Acquiring Trust Agent, against and from any and all Claims asserted against the Acquiring Funds and/or the Acquiring Trust, including any Acquiring Trust Agent, to the extent any such Claims result from (i) a violation or alleged violation by an Acquired Fund or any Acquired Trust Agent of any provision of this Agreement, or (ii) a violation or alleged violation by an Acquired Fund or an Acquired Trust Agent of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending any such Claims.

(c) No party to this Agreement shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages, or liabilities to which an indemnified party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement or the Rule.

5.	Term and Termination; Assignment; Amendment

(a) This Agreement shall become effective as of the date set forth above and be effective for the duration of the Acquiring Funds’ and the Acquired Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b) This Agreement shall continue until terminated in writing by either party upon sixty (60) days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of the Acquired Funds beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party. Notwithstanding anything contained herein to the contrary, the Acquired Trust may, in its sole discretion, amend Schedule A to add a series of the Acquired Trust as an Acquired Fund.

6.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquired Fund:	If to the Acquiring Fund:

[Name of Fund]
Investment Managers Series Trust III

c/o UMB Fund Services, Inc.

235 W. Galena Street

Milwaukee, Wisconsin 53212

Email: Diane.drake@mfac-ca.com

With a copy to:

Mutual Fund Administration, LLC

Attn: Diane Drake

2220 E. Route 66, Suite 226

Glendora, California 91740

Fax: 626-914-1026

Email: Diane.drake@mfac-ca.com

Emily Bennett c/o JNL Series Trust

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: emily.bennett@jackson.com

With a copy to:

JNAM Legal

c/o Jackson National Asset Management, LLC

1 Corporate Way, Mail Code 8N41

Lansing, MI 48951

Email: JNAM-Legal@jackson.com

7.	Miscellaneous

(a) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Trust.

(b) In any action involving the Acquired Funds under this Agreement, the Acquiring Funds agree to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Trust.

(c) In the case of the Acquired Funds, a Certificate of Trust, referring to the Acquired Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of State of the State of Delaware. The Certificate was executed by a trustee of the Acquired Trust on behalf of the Acquired Trust as trustee, and not individually, and, as provided in IMST III’s Agreement and Declaration of Trust, the obligations of the Acquired Trust are not binding on the Acquired Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Acquired Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Acquired Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

(d) In the case of each Acquiring Fund, a copy of the Declaration of Trust of the Acquiring Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent or shareholder of an Acquiring Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the applicable Acquiring Fund.

(e) This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to its choice of laws principles.

(f) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(g) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(h) This Agreement may be executed by the parties hereto in one or more counterparts, and, if so executed, the separate instruments shall constitute one agreement.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Investment Managers Series Trust III,

on behalf of itself and each of the Acquired Funds listed in Schedule A

By:

Name:

Title:

JNL Series Trust,

on behalf of itself and each of the Acquiring Funds listed in Schedule A

By:

Name:

Title:

Schedule A

List of Funds to Which this Agreement Applies

Acquiring Fund(s)	Acquired Fund(s)
The following series of JNL Series Trust: JNL Moderate ETF Allocation Fund JNL Moderate Growth ETF Allocation Fund JNL Growth ETF Allocation Fund	The following series of Investment Managers Series Trust III: FPA Global Equity ETF